Exhibit 21.1

Company Subsidiaries

Subsidiary	Jurisdiction of Organization
HMAN Group Holdings Inc.	Delaware
HMAN Intermediate Holdings Corp.	Delaware
HMAN Intermediate II Holdings Corp.	Delaware
The Hillman Companies, Inc.	Delaware
Hillman Group Capital Trust	Delaware
Hillman Investment Company	Delaware
The Hillman Group, Inc.	Delaware
NB Parent Company LLC	Delaware
NB Products LLC	Delaware
Big Time Products, LLC	Georgia
BTP Latinoamericana S. de R.L. de C.V.	Mexico
SunSub C Inc.	Delaware
The Hillman Group Canada ULC	British Columbia, Canada
SunSource Integrated Services de Mexico SA de CV	Mexico
Hillman Cares, Inc.	Delaware